Exhibit 5.1

330 North Wabash Avenue
Suite 2800
Chicago, Illinois 60611
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com
FIRM / AFFILIATE OFFICES
	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

February 23, 2021

Ventas, Inc.
353 N. Clark Street, Suite 3300
Chicago, Illinois 60654

Re:	Registration Statement No. 333-253415

Ladies and Gentlemen:

We have acted as special counsel to Ventas, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to $1,000,000,000 in aggregate sales price of the Company’s common stock, par value $0.25 per share (the “Shares”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 23, 2021 (Registration No. 333-253415) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated February 23, 2021, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a prospectus supplement, dated February 23, 2021, filed with the Commission pursuant to Rule 424(b) under the Act on February 23, 2021 (together with the Base Prospectus, the “Prospectus”), and an equity offering sales agreement, dated July 31, 2018, as amended on February 23, 2021, by and among the sales agents named therein and the Company (the “Sales Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to any other laws.

February 23, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Sales Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated February 23, 2021 and to the reference to our firm in the Prospectus under the heading “Validity of the Offered Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP